United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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Apollo Commercial Real Estate Finance, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2011

To the Stockholders of Apollo Commercial Real Estate Finance, Inc.:

The 2011 annual meeting of stockholders (the “Annual Meeting”) of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI” or the “Company”), will be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, 10019, on May 4, 2011, at 12:00 p.m., Eastern Daylight Time, to consider and vote on the following matters:

(1)	The election of seven directors to serve on ARI’s board of directors until ARI’s 2012 annual meeting of stockholders and until their respective successors are duly elected and qualify;

(2)	The ratification of the appointment of Deloitte & Touche LLP as ARI’s independent registered public accounting firm for the 2011 fiscal year;

(3)	A resolution to approve, on an advisory basis, the compensation of ARI’s named executive officers, as more fully described in the accompanying proxy statement;

(4)	An advisory proposal regarding the frequency of future stockholder advisory votes on the compensation of ARI’s named executive officers; and

(5)	The transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on March 18, 2011 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting or any postponements or adjournments thereof.

We hope that all stockholders who can do so will attend the Annual Meeting in person. Whether or not you plan to attend, in order to assure proper representation of your shares at the Annual Meeting, we urge you to submit your proxy voting instructions to ARI. By submitting your proxy voting instructions promptly, you can help ARI avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting, you may, if so desired, revoke your prior proxy voting instructions and vote your shares in person.

If you hold shares of our common stock, par value $0.01 per share (“Common Stock”) in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote FOR the election of the nominees listed in the accompanying proxy statement, to serve on our board of directors until our 2012 annual meeting of stockholders and until their respective successors are duly elected and qualify, FOR the ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year, FOR the advisory resolution to approve the compensation of our named executive officers and for a frequency of “3 YEARS” for future advisory votes on the compensation of our named executive officers.

By Order of the Board

Stuart A. Rothstein

Chief Financial Officer, Treasurer and Secretary

New York, New York

March 30, 2011

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 4, 2011. The Proxy Statement and our 2010 Annual Report to Stockholders are available at:

http://www.shareholdermaterial.com/ari.

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 4, 2011

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Apollo Commercial Real Estate Finance, Inc., a Maryland corporation (“ARI,” the “Company,” “we,” “our” or “us”), for use at ARI’s 2011 annual meeting of stockholders (the “Annual Meeting”) to be held at the offices of Clifford Chance US LLP, 31 West 52nd Street, New York, New York, 10019, on May 4, 2011, at 12:00 p.m., New York City time, or at any postponements or adjournments thereof.

If you are a registered holder of shares of common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on the record date, you may vote your shares of Common Stock in person at the Annual Meeting or by proxy. If you hold shares of Common Stock in “street name” through a broker or other financial institution, you must follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting a proxy retains the power to revoke such proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, (ii) submitting a later dated proxy or (iii) voting in person at the Annual Meeting. Attending the Annual Meeting will not automatically revoke a stockholder’s previously submitted proxy unless such stockholder votes in person at the Annual Meeting. If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the nominees named in this proxy statement as directors, to serve on our board of directors until our 2012 annual meeting of stockholders and until their successors are duly elected and qualify, FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year, FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in this Proxy Statement and FOR a frequency of every “3 YEARS” for future advisory votes on the compensation of our named executive officers. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

This Proxy Statement, the Notice of Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about March 30, 2011.

ANNUAL REPORT

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2010, including financial statements audited by Deloitte & Touche LLP, our independent registered public accounting firm, and their report thereon, dated March 11, 2011.

VOTING SECURITIES AND RECORD DATE

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on March 18, 2011 (the “Record Date”) with respect to (i) the election of seven directors to serve on our board of directors until our 2012 annual meeting of stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year, (iii) the advisory resolution to approve, on an advisory basis, the compensation of our named executive officers, (iv) the advisory proposal on the frequency of future advisory votes on the compensation of our named executive officers and (v) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received instructions from the beneficial owner. Under the rules of the New York Stock Exchange (“NYSE”), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year. Therefore, if you hold your shares in street name and do not give the broker or nominee specific voting instructions on the election of directors, the advisory resolution to approve, on an advisory basis, the compensation of our named executive officers or the proposal on the frequency of future advisory votes on the compensation of our named executive officers, your shares will not be voted on those items, and a broker non-vote will occur. Broker non-votes will have no effect on the voting results for such items. Abstentions will have no effect on the voting results for any of the proposals.

The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting; (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the proposal; (iii) for the advisory resolution to approve, on an advisory basis, the compensation of our named executive officers, a majority of all votes cast on the proposal and (iv) for the advisory proposal on the frequency of future advisory votes on the compensation of our named executive officers, the alternative receiving a majority of all the votes cast on the proposal. If no frequency receives the affirmative vote of a majority of the votes cast on the proposal, our board of directors intends to regard the frequency receiving the greatest number of votes as the recommendation of our stockholders. The board of directors knows of no other matters that may properly be brought before the Annual Meeting. If other matters are properly introduced, the persons named in the proxy as the proxy holders will vote on such matters in their discretion.

As of the Record Date, we had issued and outstanding 17,551,828 shares of Common Stock.

1. ELECTION OF DIRECTORS

Board of Directors

In accordance with our charter (“Charter”) and Amended and Restated Bylaws (“Bylaws”), our board of directors is currently comprised of seven directors, Joseph F. Azrack, Eric L. Press, Henry R. Silverman, Douglas D. Abbey, Mark C. Biderman, Alice Connell and Michael E. Salvati. Each director holds office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), Joseph F. Azrack, Eric L. Press, Henry R. Silverman, Douglas D. Abbey, Mark C. Biderman, Alice Connell and Michael E. Salvati have been nominated by our board of directors to stand for re-election as directors by the stockholders at the Annual Meeting to serve until our 2012 annual meeting of stockholders and until their respective successors are duly elected and qualify. It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the re-election of Messrs. Azrack, Press, Silverman, Abbey, Biderman, Salvati and Ms. Connell as directors, unless otherwise instructed. If the candidacy of Messrs. Azrack, Press, Silverman, Abbey, Biderman, Salvati and Ms. Connell should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if re-elected, Messrs. Azrack, Press, Silverman, Abbey, Biderman, Salvati and Ms. Connell will be unable or unwilling to serve as directors.

Information Regarding the Nominees for Re-Election as Directors

The following information is furnished as of March 30, 2011 regarding the nominees for re-election as directors.

Joseph F. Azrack, 63, has been our President and Chief Executive Officer and one of our directors since June 2009. He is also the President and Chief Executive Officer of our external manager, ACREFI Management, LLC, a Delaware limited liability company (our “Manager”), and the head of our Manager’s Investment Committee. Mr. Azrack is the managing partner of Apollo Global Real Estate Management, L.P., a position he has held since August 2008, and the Managing Director-Real Estate of Apollo Global Management, LLC, a position he has held since December 2010. Mr. Azrack has 30 years of real estate investment management experience. Prior to joining Apollo, from 2004 to 2008, Mr. Azrack was President and Chief Executive Officer of Citi Property Investors where he chaired the firm’s Management Committee and Investment Committees, directing investment policy and strategy. Mr. Azrack was also a member of the Citigroup Alternative Investments Management Committee (May 2004 to July 2008) and Investment Committee (May 2004 to July 2008), and a member of Citi Infrastructure Investments’ Investment Committee (September 2006 to July 2008). From 1996 to 2003, he was Chief Executive Officer and Chairman of AEW Capital Management, L.P., founder and President of the AEW Partners Funds (1988 to 2003), a Director of Curzon Global Partners (1998 to 2003) and founder and Chairman of IXIS AEW Europe (2001 to 2003). During his tenure at AEW, Mr. Azrack was a member of the Partnership Committee of the Taubman Realty Group (Taubman Centers, Inc. “TCO”) and the Board of Directors of Evans Withycombe, Inc. (“EWI”). Mr. Azrack served with AEW from 1983 to 2003. He was an adjunct professor at Columbia University’s Graduate School of Business where he is a member of and chaired the Real Estate Program Advisory Board from 1993 to 2003. He has also been a trustee of the Urban Land Institute since 1998. Mr. Azrack is a member of the Board of Directors of the “I Have a Dream” Foundation. Mr. Azrack graduated from Villanova University with a BS and from Columbia University with an MBA. Mr. Azrack was selected to serve on our Board of Directors because of his depth of knowledge about the real estate industry and his experience with the operations and investments of our company.

Eric L. Press, 45, has been one of our directors since July 2009. He is also a Vice President of our Manager and a member of our Manager’s Investment Committee. Mr. Press has been a Partner in Apollo Private Equity since November 1998. Mr. Press joined Apollo in 1998. From 1992 to 1998, Mr. Press was associated with the law firm of Wachtell, Lipton, Rosen & Katz, specializing in mergers, acquisitions, restructurings and related financing transactions. From 1987 to 1989, Mr. Press was a consultant with The Boston Consulting Group, a management consulting firm focused on corporate strategy. Mr. Press serves on the boards of directors of Athene Re (July 2009 to present), Affinion Group (October 2006 to present), Harrah’s Entertainment (January 2008 to present), Metals USA (November 2005 to present), Noranda Aluminum (March 2007 to present), Prestige Cruise Holdings (November 2007 to present) and Verso Paper Corp. (December 2008 to present). Previously, he served on the boards of directors of Innkeepers USA (June 2007 to April 2010), Quality Distribution, Inc. (May 2004 to May 2008), Wyndham International (May 2005 to August 2005) and AEP Industries (June 2004 to February 2005). Mr. Press graduated magna cum laude from Harvard College with an AB in Economics and from Yale Law School, where he was a Senior Editor of the Yale Law Review. Mr. Press was selected to serve on our board of directors because of his acute business judgment and his extensive experience serving on the boards of and advising publicly traded companies.

Henry R. Silverman, 70, has been the Chairman of our board of directors since July 2009. He is also a Vice President of our Manager and is a member of our Manager’s Investment Committee. Mr. Silverman is the Vice Chairman of the Board of Directors of Apollo Global Management, LLC. He joined Apollo in 2009 as Chief Operating Officer. From November 2007 until February 2009, Mr. Silverman served as senior advisor to Apollo. From July 2006 until November 2007, Mr. Silverman served as Chairman of the board of directors and the Chief Executive Officer of Realogy Corporation, formerly Cendant’s real estate division. Mr. Silverman was Chief Executive Officer of Cendant Corporation from December 1997 until the completion of Cendant’s separation plan in August 2006, as well as Chairman of the board of directors from July 1998 until August 2006. He served as President of Cendant from December 1997 until October 2004. Mr. Silverman was Chairman of the board of directors, Chairman of the Executive Committee, and Chief Executive Officer of HFS Incorporated (Cendant’s predecessor) from May 1990 until December 1997. Cendant was a “Fortune 100” company and the largest global provider of consumer and business services within the travel and residential real estate sectors prior to its separation into several new companies in late 2006. Mr. Silverman continues to serve as a director and Chairman of the board of directors of Realogy Corporation, a position he has held since July 2006. Mr. Silverman is also a director of the general partner of AP Alternative Assets, L.P. He has been involved for many years in numerous philanthropic, public service and social policy initiatives. He serves on the Board of Commissioners of the Port Authority of New York and New Jersey and as a trustee of the NYU Langone Medical Center. Mr. Silverman’s philanthropy includes Silverman Hall, the Silverman-Rodin scholars, Silverman Professor of Law at Penn Law School and the Silverman Professor of Obstetrics and Gynecology at NYU School of Medicine. Mr. Silverman was awarded the American Heritage Award from the Anti-Defamation League for lifetime achievement in fighting discrimination and was honored for his efforts to promote diversity in the workplace by the Jackie Robinson Foundation and the U.S. Hispanic Chamber of Commerce. Mr. Silverman graduated from Williams College in 1961, the University of Pennsylvania Law School in 1964 and served as a legal officer in the U.S. Navy Reserve from 1965 to 1972. Mr. Silverman was selected to serve as a director on our board of directors because of his sound business judgment and his extensive managerial and executive experience.

Douglas D. Abbey, 61, has been one of our directors since September 2009. Since 1992, Mr. Abbey has been a Member of the board of directors and Investment Committee of IHP Capital Partners, an investment firm he co-founded in 1992, which provides capital to the home building and land development industry. He is also the Co-Founder of AMB Property Corporation, an industrial REIT, where he worked in various capacities during a 22-year career from 1983 to 2005. He served as a member of the board of directors from November 1997 through May 2001. From November 1997 until December 2001 he was Chairman and Chief Executive Officer of AMB Capital Partners, LLC (formerly AMB Investment Management, Inc.) and then Chairman of AMB Capital Partners, LLC from December 2001 through January 2006. Since November 2009, he has served as a member of the board of directors of Pacific Mutual Holding Company and Pacific LifeCorp, the parent company of Pacific Life Insurance Company. In June 2010, Mr. Abbey joined the board of directors of the Macerich Company, a shopping center REIT. Mr. Abbey has more than 30 years of experience in commercial and residential real estate investment and development. Since July 1998, Mr. Abbey has been a Trustee of the Urban Land Institute and served as its Vice Chairman from July 2003 to June 2005. He is also a member of the Executive Committee of the Fisher Center for Real Estate and Urban Economics at UC Berkeley and has served in this capacity since February 1996. From 1998 to 2006 he served as a Trustee of Golden Gate University and was Chairman of the board of trustees from 2001 through 2002. Mr. Abbey is a member of the board of directors and Executive Committee of Bridge Housing Corporation, a non-profit affordable housing developer based in California. Mr. Abbey has been a Lecturer in Finance at the Stanford Graduate School of Business since 2005. Mr. Abbey is a graduate of Amherst College and has a Master’s degree in City Planning from the University of California, Berkeley. Mr. Abbey was selected to serve as a director on our board of directors because of his significant real estate industry experience as well as his extensive business and management expertise.

Mark C. Biderman, 65, has been one of our directors since November 2010. Since August 2010, Mr. Biderman has been a member of the board of directors and the Chairman of the Audit Committee of the Full Circle Capital Corporation, an externally managed business development company. Since February 2011, Mr. Biderman has been a member of the board of directors and the Audit Committee of Atlas Energy, L.P., a midstream energy service provider. Mr. Biderman served as a member of the board of directors and the Audit Committee (serving as Chairman of the Audit Committee since October 2009) of Atlas Energy, Inc., an independent natural gas producer, which also owns an interest in an energy services providers from July 2009 through February 2011. Mr. Biderman served as Vice Chairman of National Financial Partners, Corp. (“NFP”), a financial services company focused on distributing financial products, from September 2008 through December 2008. From November 1999 until September 2008, he served as NFP’s Executive Vice President and Chief Financial Officer. From 1987 to 1999, Mr. Biderman served as Managing Director and Head of the Financial Institutions Group at CIBC World Markets (“CIBC”), an investment banking firm, and its predecessor, Oppenheimer & Co., Inc. Prior to investment banking, he was an equity research analyst covering the commercial banking industry. Mr. Biderman was on the “Institutional Investor” All American Research Team from 1973 to 1985 and was First Team Bank Analyst in 1974 and 1976. Mr. Biderman chaired the Due Diligence Committee at CIBC and served on the Commitment and Credit Committees. He serves on the Board of Governors and as Treasurer of Hebrew Union College-Jewish Institute of Religion and on the Board of Trustees of Congregation Rodeph Sholom. Mr. Biderman is a Chartered Financial Analyst and provides the board of directors as well as the audit committee with his expertise and experience with analyzing financial statements, understanding and developing capital plans for complex enterprises, developing and managing critical financial control mechanisms, and his understanding of the interaction of public companies with financial markets and investors. Mr. Biderman holds a B.S.E. degree from Princeton University and an M.B.A. from the Harvard Graduate School of Business Administration. Mr. Biderman qualifies as an “audit committee financial expert” under the guidelines of the Securities and Exchange Commission (the “SEC”). Mr. Biderman was selected to serve as a director on our board of directors because of his business acumen and valuable operational experience.

Alice Connell, 64, has been one of our directors since September 2009. In November 2009, Ms. Connell became Managing Principal for Bay Hollow Associates, LLC, a new commercial real estate consulting firm, whose services are primarily targeted to Institutional Investors. In addition, since January 2007, Ms. Connell has been the President and Chief Executive Officer of AM Connell Associates LLC, which provides consulting services and strategic advice to Institutional Investors and real estate owners and operators. Prior to forming AM Connell Associates LLC in 2007, Ms. Connell held a series of senior positions with TIAA-CREF from 1970 to December 2006, most recently as Managing Director, Head of Portfolio Strategy and Management for both the Commercial Mortgage and Private Equity Real Estate Fund portfolios. Prior to this role, Ms. Connell’s responsibilities at TIAA-CREF included the production of commercial real estate first mortgages, the management of a commercial real estate mortgage portfolio as well as the production and portfolio management of direct real estate equity investments in both the Eastern United States and Western Europe. While with TIAA-CREF, she developed a $2 billion private equity real estate portfolio, and she and her team created an investment plan for TIAA-CREF’s $25 billion commercial debt portfolio. Ms. Connell was elected Trustee of the ULI three times, most recently in May 2009, and serves as a member of its Finance Committee. She is also the Founder and former Chair of ULI’s New York’s District Council. She is currently a board member or member of the advisory committee of several real estate industry organizations, including the International Advisory Board of EuroHypo A.G. since 2004, the Real Estate Advisory Committee of the New York Common Retirement Fund since June 2007, the Investment Committee of QS REP since 2009, and the Advisory Committees of both Parmenter Realty Partners and Park Madison Partners since 2009 and 2008, respectively. In November 2009, Ms. Connell joined the board of RREEF America III as an independent director. From 2004 to 2007, she was a member of the Executive Committee of the Zell-Lurie Real Estate Center of the Wharton School at the University of Pennsylvania. In 2003, she was honored by WX as their Real Estate Woman of the Year; she also served on WX’s board from 2004 to 2006. Ms. Connell holds a BA degree, magna cum laude, from St. Bonaventure University and an MA degree from New York University. Ms. Connell was selected to serve as a director on our board of directors because of her experience with, and strong record of success investing in, real estate-related assets.

Michael E. Salvati, 58, has been one of our directors since September 2009. Since December 2000, Mr. Salvati has been President at Oakridge Consulting, Inc., which provides interim management, management consulting and corporate advisory services to companies ranging in size from start-ups to multinational corporations. From February 2004 to May 2004, Mr. Salvati served as Chief Financial Officer of AMI Semiconductor, Inc. From September 1998 to February 2000, Mr. Salvati was Executive Vice President—Chief Operating Officer of National Financial Partners, Corp., an Apollo affiliated venture focusing on the consolidation of small financial services firms that service high net worth individuals. From June 1996 to June 1998, he was Chief Financial Officer of Culligan Water Technologies, Inc., an affiliate of Apollo, where he oversaw the completion of nearly 50 acquisitions over a period of 18 months. Mr. Salvati was a partner at KPMG Peat Marwick LLP from 1990 to 1996. Mr. Salvati is a Certified Public Accountant and member of the American Institute of Certified Public Accountants, Illinois CPA Society. He currently serves as a member of the board of directors and Chair of the Audit Committee of Things Remembered, Inc., positions he has held since August, 2007. Mr. Salvati also serves as a Trustee of the National Multiple Sclerosis Society—Greater Illinois Chapter. Mr. Salvati’s previous board memberships include Lazydays, Inc., NCH Nu World Marketing, Ltd., Coho Energy, Inc., Prime Succession, Inc., and Castle Holdco 4, Ltd., an Apollo affiliate. Mr. Salvati received a BS in Microbiology and a MS in Accounting from the University of Illinois at Champaign-Urbana. Mr. Salvati qualifies as an “audit committee financial expert” under the guidelines of the SEC. Mr. Salvati was selected to serve as a director on our board of directors due to his strong background in public accounting and auditing.

Our board of directors recommends a vote FOR the re-election of Messrs. Azrack, Press, Silverman, Abbey, Biderman, Salvati and Ms. Connell as directors. Proxies solicited by our board of directors will be voted FOR Messrs. Azrack, Press, Silverman, Abbey, Biderman, Salvati and Ms. Connell, unless otherwise instructed.

In accordance with our Bylaws, any vacancies occurring on our board of directors, including vacancies occurring as a result of the death, resignation, or removal of a director, or due to an increase in the size of the board of directors, may be filled only by the affirmative vote of a majority of the remaining directors in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is duly elected and qualifies.

There is no familial relationship among any of the members of our board of directors or executive officers.

2. RATIFICATION OF APPOINTMENT OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our board of directors (the “Audit Committee”) has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011.

Deloitte & Touche LLP has audited our financial statements for the fiscal year ended December 31, 2010 and has also provided certain tax services. Our board of directors is requesting that our stockholders ratify this appointment of Deloitte & Touche LLP.

Neither our Bylaws nor other governing documents or law require stockholder ratification of the Audit Committee’s appointment of Deloitte & Touche LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, the Audit Committee will review its future selection of our independent registered public accounting firm. Even if the selection is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if they determine that such a change would be in our best interests.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Deloitte & Touche LLP for the period from September 29, 2009 (commencement of operations) through December 31, 2009 and for the fiscal year ended 2010.

	For the Fiscal Year Ended 2010	For the Period from September 29, 2009 (commencement of operations) through December 31, 2009
Audit Fees(1)	$597,200	$440,000
Audit-Related Fees(2)	—	—
Tax Fees(3)	116,810	85,500
All Other Fees(4)	102,500	135,000

Total	$816,510	$660,500

(1)	2009 and 2010 Audit Fees include: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) comfort letters, consents and other services related to SEC and other regulatory filings and communications; and (iv) accounting consultation attendant to the audit.
(2)	There were no Audit-Related Fees incurred in 2009 or 2010.
(3)	2009 and 2010 Tax Fees include tax compliance, tax planning, tax advisory and related tax services.
(4)	2009 and 2010 All Other Fees include Deloitte & Touche LLP’s initial audit and consents and other services related to SEC and other regulatory filings. Except as described in the previous sentence, there were no other professional services rendered by Deloitte & Touche LLP in 2009 or 2010.

All audit and tax services provided to us were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Deloitte & Touche LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our board of directors recommends a vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the 2011 fiscal year. Proxies solicited by our board of directors will be voted FOR this ratification, unless otherwise instructed.

3. ADVISORY APPROVAL OF THE COMPENSATION OF ARI’S NAMED EXECUTIVE OFFICERS

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and in accordance with the recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with the opportunity to vote to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement, as required by SEC rules.

We do not have any employees. We are managed by our Manager, pursuant to the management agreement between us and our Manager dated as of September 23, 2009 (the “Management Agreement”). Under the Management Agreement, we pay our Manager the management fees described in “Certain Relationships and Related Transactions.” We do not have agreements with any of our executive officers or any employees of our Manager with respect to their cash compensation. Our named executive officers, Joseph F. Azrack and Stuart A. Rothstein, are employees of our Manager or one of its affiliates and do not receive cash compensation from us for serving as our executive officers. Under the terms of the Management Agreement, we reimburse our Manager or its affiliates for our allocable share of the compensation, including annual base salary, bonus and any related withholding taxes and employee benefits, paid to Mr. Rothstein for serving as our Chief Financial Officer based on the percentage of his time spent managing our affairs. However, we do not determine the compensation payable to Mr. Rothstein by our Manager.

Our Manager and its personnel who support our Manager in providing services to us under our Management Agreement are eligible to receive equity award compensation under the Apollo Commercial Real Estate Finance, Inc. 2009 Equity Incentive Plan (the “2009 Equity Incentive Plan”). Our named executive officers are eligible to receive such grants. Please refer to “Compensation Discussion and Analysis” for a description of grants made under the 2009 Equity Compensation Plan.

In accordance with the above requirements, the following advisory and non-binding resolution will be presented to our stockholders at the 2011 Annual Meeting:

RESOLVED, that the stockholders of the Company approve, on an advisory basis, the compensation payable to our named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s Proxy Statement for the Company’s 2011 Annual Meeting of stockholders, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the Proxy Statement relating to the Company’s 2011 Annual Meeting of stockholders.

Although this approval is advisory and non-binding, our board of directors and the Compensation Committee of our board of directors (the “Compensation Committee”) value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

Our board of directors recommends a vote FOR the approval, on an advisory basis, of the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed.

4. ADVISORY PROPOSAL ON WHETHER THE STOCKHOLDER ADVISORY VOTE ON THE COMPENSATION OF ARI’S NAMED EXECUTIVES WILL OCCUR EVERY ONE, TWO OR THREE YEARS

As required by Section 14A of the Exchange Act and in accordance with the Dodd-Frank Act, we are providing our stockholders with the opportunity to vote, on an advisory and non-binding basis, on whether the Company will seek an advisory vote on the compensation of our named executive officers every one, two or three years. By voting on this proposal, you will be able to specify how frequently stockholders would like us to hold an advisory vote on the compensation of our named executive officers.

After careful consideration, our board of directors determined that an advisory vote on the compensation of our named executive officers that occurs every three years is the most appropriate alternative for our Company and therefore recommends a vote for a triennial advisory vote. In reaching its recommendation, our board of directors considered that we are externally managed by our Manager and have no employees and that the compensation paid to our named executive officers which is determined by our board of directors consists exclusively of equity awards, such as restricted stock units and restricted Common Stock awards under our 2009 Equity Incentive Plan.

With respect to the advisory proposal on the frequency of holding future advisory votes on the compensation of our named executive officers, you may vote for “1 YEAR,” “2 YEARS” or “3 YEARS” or mark your proxy “ABSTAIN.”

Although this proposal is advisory and non-binding, the board of directors and the Compensation Committee value the opinion of our stockholders and will consider the voting results when making decisions regarding the frequency of future advisory votes on the compensation of our named executive officers.

Our board of directors recommends that an advisory vote to approve the compensation of our named executive officers be held every “3 YEARS.” Proxies solicited by our board of directors will be voted “3 YEARS,” unless otherwise instructed.

BOARD AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. During the year ended December 31, 2010, our board of directors held six meetings. All of our directors attended at least 75% of the meetings of our board of directors and of the committees of our board of directors on which they served during 2010 (during the periods that they served). Five of the directors then serving on our board of directors attended our 2010 annual meeting of stockholders. Our board of directors’ policy, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Committees of the Board

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee. Michael E. Salvati (Chairman), Mark C. Biderman, and Alice Connell are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by the NYSE listing standards, SEC rules governing the qualifications of Audit Committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Election of Directors” in this Proxy Statement for a description of our directors’ respective backgrounds and experience), that Mr. Salvati and Mr. Biderman each qualify as an “audit committee financial expert” for purposes of, and as defined by, the SEC rules and has the requisite accounting or related financial management expertise required by NYSE listing standards. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by the NYSE listing standards. The Audit Committee, which met six times during 2010, among other things, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the staffing, performance, budget, responsibilities and qualifications of our internal audit function and reviewing our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for reviewing with management and external auditors our interim and audited annual financial statements as well as approving the filing of our interim financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, which is available for viewing on our website at www.apolloreit.com.

Compensation Committee. Mark C. Biderman (Chairman), Douglas D. Abbey and Michael E. Salvati are the current members of the Compensation Committee. Our board of directors has determined that all of the members of the Compensation Committee are independent as required by NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Compensation Committee. The Compensation Committee, which met four times during 2010, is responsible for evaluating the performance of our Manager, reviewing the compensation and fees payable to our Manager under our Management Agreement, preparing compensation committee reports and administering the issuance of any shares of Common Stock or other equity awards issued to personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement. Because our Management Agreement provides that our Manager is responsible for managing our affairs, our officers, who are employees of our Manager, do not receive cash compensation from us for serving as our officers. To the extent that the Company is responsible for paying the compensation or any other employee benefits of the Chief Executive Officer, the Compensation Committee will review and approve corporate goals and objectives relevant to the compensation of the Chief Executive Officer, evaluate the performance of the Chief Executive Officer in light of those goals and objectives, and determine the Chief Executive Officer’s compensation level based on this evaluation. Under our Management Agreement, we are responsible for reimbursing our Manager for our allocable share of the compensation and employee benefits paid to our Chief Financial Officer by our Manager based on the percentage of his time spent on our affairs and other corporate finance, tax, accounting, internal audit, legal, risk management, operations and compliance and other non-investment personnel of our Manager and its affiliates who spend all or a portion of their time managing our affairs. The Compensation Committee is responsible for reviewing the information provided by our Manager to support the determination of our share of such costs. To the extent that the Company is responsible for paying the compensation or any other employee benefits of any of its executive officers (other than the Chief Executive Officer or Chief Financial Officer), the Compensation Committee will consult with our Manager to consider, formulate and evaluate the corporate goals and objectives relevant to the compensation of, and establish the compensation programs applicable to, such other officers of the Company, if any, and together with our Manager, will determine the compensation levels of any such officers. The Compensation Committee consults with our Manager when recommending to the board of directors the level of awards under the Company’s 2009 Equity Incentive Plan (as described below) to be payable to the personnel of our Manager and its affiliates. The Compensation Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee. The specific responsibilities of the Compensation Committee are set forth in its written charter, which is available for viewing on our website at www.apolloreit.com.

Nominating and Corporate Governance Committee. Douglas D. Abbey (Chairman) and Alice Connell are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by NYSE listing standards, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met four times during 2010, is responsible for, among other things, reviewing periodically and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, as well as seeking, considering and recommending to the board qualified candidates for election as directors and approving and recommending to the full board of directors the appointment of each of our officers. For a discussion of the consideration of diversity in the process by which candidates for director are considered for nomination by the Nominating and Corporate Governance Committee, and the process for identifying and evaluating nominees for director, including nominees recommended by security holders, please see “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance and annually recommends to the board of directors nominees for each committee of our board of directors. In addition, the committee annually facilitates the assessment of our board of directors’ performance as a whole and that of the individual directors and reports thereon to our board of directors. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, which is available for viewing on our website at www.apolloreit.com.

Report of the Audit Committee

The Audit Committee has furnished the following report for the 2010 fiscal year:

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. Deloitte & Touche LLP, our independent registered public accounting firm, is responsible for performing an independent audit of our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States. The Audit Committee’s responsibility is to oversee and review the financial reporting process. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held six meetings in 2010. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management, and Deloitte & Touche LLP, our independent registered public accounting firm. The Audit Committee and management discussed with Deloitte & Touche LLP, our independent registered public accounting firm, the overall scope and plans for its audit.

At meetings held subsequent to year-end 2010, the Audit Committee reviewed and discussed with management and Deloitte & Touche LLP the audited consolidated financial statements for the period ended December 31, 2010, and the related report prepared by Deloitte & Touche LLP. The Audit Committee met with Deloitte & Touche LLP, with and without management present, to discuss the results of their examinations. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee also discussed with Deloitte & Touche LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the Public Company Accounting Oversight Board (“PCAOB”), including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees), which included a discussion of Deloitte & Touche LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Deloitte & Touche LLP their independence from us. Deloitte & Touche LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with audit committees concerning independence and represented that it is independent from us. The Audit Committee received regular updates on the amount of fees and scope of audit and tax services provided.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2010 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2011 and is presenting this selection to our stockholders for ratification.

Michael E. Salvati, Chairman

Mark C. Biderman

Alice Connell

The foregoing Report of the Audit Committee shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF INDEPENDENT DIRECTORS

We pay a $75,000 annual base director’s fee to each of our independent directors. Base directors’ fees are paid 50% in cash and 50% in restricted shares of Common Stock or other equity awards. In addition, each independent director who serves on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee receives an annual cash retainer of $10,000, $2,000 and $2,000, respectively, and the chairs of each committee receive an additional annual cash retainer of $20,000, $5,000 and $5,000, respectively. Each independent director receives a fee of $1,500 for attending each full meeting of the board of directors. We also reimburse all members of our board of directors for their travel expenses incurred in connection with their attendance at full board and committee meetings.

Our independent directors are also eligible to receive grants of stock options, restricted shares of Common Stock, phantom shares, dividend equivalent rights and other equity-based awards under the 2009 Equity Incentive Plan. Each of our independent directors serving at the time of our initial public offering received 5,000 restricted shares of Common Stock, which vest in equal installments on the first business day of each fiscal quarter over a period of three years from the date of grant. In addition, in connection with Mark C. Biderman, joining our board of directors on November 10, 2010, he received a grant on December 1, 2010 of 5,000 restricted shares of Common Stock which vest in equal installments on the first business day of each fiscal quarter over a period of three years from the date of grant.

We pay directors’ fees only to those directors who are independent under the NYSE listing standards.

The following table summarizes the annual compensation received by our independent directors for the fiscal year ended December 31, 2010.

Name	Fees Earned or Paid in Cash($)(1)	Restricted Stock Awards ($)(2)	Total ($)
Douglas D. Abbey	$50,500	$37,500	$88,000
Marc Beilinson(3)	58,500	37,500	96,000
Mark C. Biderman(4)	—	82,650	82,650
Alice Connell	55,500	37,500	93,000
Michael E. Salvati	65,500	37,500	103,000

(1)	Amounts in this column represent annual board fees and annual chair fees paid to independent directors for service in 2010.
(2)	Amounts in this column represent compensation costs recognized by us in 2010 for awards of restricted shares of Common Stock based upon the fair value as of the grant dates of such awards determined pursuant to FASB ASC Topic 718.
(3)	Marc Beilinson resigned from the board of directors effective on November 10, 2010. Of the 2,091 restricted shares of Common Stock granted to Mr. Beilinson in 2010, 1,743 unvested restricted shares of Common Stock were forfeited upon Mr. Beilinson’s resignation.
(4)	Mark C. Biderman joined the board of directors on November 10, 2010.

CORPORATE GOVERNANCE

Role of the Board and Risk Oversight

Pursuant to our Charter and Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with our Manager and our executive officers.

In connection with its oversight of risk to our business, our board of directors and the Audit Committee consider feedback from our Manager concerning the risks related to our business, operations and strategies. The Audit Committee discusses and review policies with respect to our risk assessment and risk management, including, but not limited to, guidelines and policies to govern the process by which risk assessment and risk management is undertaken, the adequacy of our insurance coverage, our interest rate risk management, our counter-party and credit risks, our capital availability and refinancing risks and any environmental risks, if applicable. The Audit Committee will also consider enterprise risk management. Our Manager regularly reports to our board of directors on our leverage policies, our asset intake process, any asset impairments and our compliance with applicable real estate investment trust and Investment Company Act of 1940 rules. Members of our board of directors routinely meet with our Manager and our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

We maintain separate roles for our Chief Executive Officer and Chairman of our board of directors.

Our board of directors believes that its composition protects stockholder interests and provides sufficient independent oversight of our Manager. A majority of our current directors are “independent” under NYSE standards, as more fully described elsewhere in this Proxy Statement under “Corporate Governance.” The independent directors intend to meet separately from the personnel of our Manager on at least a quarterly basis and are very active in the oversight of our Company. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our Manager and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each board of directors committee has complete and open access to our Manager and its officers, employees and other personnel who support our Manager in providing services to us under our Management Agreement.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our Manager. The current governance structure, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors and executive officers. The Code of Conduct was designed to assist directors and executive officers in complying with the law, in resolving moral and ethical issues that may arise and in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable governmental, state and local laws, compliance with securities laws, the use and protection of company assets, the protection of our confidential corporate information, dealings with the press and communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, health and safety, and conflicts of interest, including payments and gifts by third parties to directors and officers, outside financial interests of directors and officers that might be in conflict with our interests, access to our confidential records, corporate opportunities, and loans to directors and officers. The Code of Conduct is available for viewing on our website at www.apolloreit.com. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Corporate Governance Guidelines

Our board of directors has adopted Guidelines that address significant issues of corporate governance and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, its functions and responsibilities, its standing committees, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation and review of our board of directors and committees. The Guidelines are available for viewing on our website at www.apolloreit.com. We will also provide the Guidelines, free of charge, to stockholders who request them. Requests should be directed to Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NYSE listing standards. In addition, as permitted under the Guidelines, our board of directors has also adopted certain categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. The Independence Standards are available for viewing on our website at www.apolloreit.com. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that four of our seven current directors – Douglas D. Abbey, Mark C. Biderman, Alice Connell and Michael Salvati – qualify as independent directors under NYSE listing standards and the Independence Standards.

Review and Approval of Transactions with Related Persons

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related persons” (directors and executive officers, stockholders beneficially owning 5% or greater of our outstanding capital stock, or immediate family members of any of the foregoing). The policy covers any related person transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•

Any covered related party transaction must be approved by our board of directors or by a committee of our board of directors consisting solely of disinterested directors. In considering the transaction, our board of directors or any such committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, our board of directors or committee will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•

Management or the affected director or executive officer will bring the matter to the attention of the Chairman of the Audit Committee or, if the Chairman of the Audit Committee is the affected director, to the attention of the Chairman of the Nominating and Corporate Governance Committee.

•

The appropriate Chairman shall determine whether the matter should be considered by our board of directors or by a committee of our board of directors consisting solely of disinterested directors (the “Appointed Committee”).

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

•

No director shall participate in any discussion or approval of a related party transaction for which he or she is a related party, except that the director shall provide all material information concerning the interested transaction to our board of directors or the Appointed Committee.

•

If a related party transaction will be ongoing, our board of directors or the Appointed Committee may establish guidelines for the Company’s management to follow in its ongoing dealings with the related party.

•	All related party transactions shall be disclosed in our applicable filings with the SEC as required under applicable securities law rules and regulations.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual meetings of stockholders. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek highly qualified director candidates from diverse business, professional and educational backgrounds who combine a broad spectrum of experience and expertise with a reputation for the highest personal and professional ethics, integrity and values. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of the Company and its stockholders and have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

Upon determining the need for additional or replacement board members, the Nominating and Corporate Governance Committee identifies director candidates and assesses such director candidates based upon information it receives in connection with the recommendation or otherwise possesses, which may be supplemented by certain inquiries. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee may seek input on such director candidates from other directors, including the Chairman of our board of directors and our Chief Executive Officer, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but it will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

Our stockholders of record who comply with the advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate candidates for election as directors. Our Bylaws currently provide that stockholder nominations of director candidates for an annual meeting of stockholders must be received no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the preceeding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no later than the close of business on the tenth day following the day on which notice of the meeting or public disclosure of the date thereof was given or made. Accordingly, to submit a director candidate for consideration for nomination at our 2012 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by December 1, 2011, but in no event earlier than November 1, 2011. The written notice must set forth the information and include the materials required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in the Company’s proxy statement pursuant to SEC rules. See “Submission of Stockholder Proposals” for information regarding providing timely notice of stockholder proposals under SEC rules.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a board meeting in conjunction with our annual meeting of stockholders and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Communications with the Board

Our board of directors has established a process by which stockholders or other interested parties may communicate in writing with our directors, a committee of our board of directors, our board of directors’ independent directors as a group or our board of directors generally. Any such communications may be sent to our board of directors by U.S. mail or overnight delivery and should be directed to Stuart A. Rothstein, our Chief Financial Officer, Treasurer, and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, who will forward them to the intended recipient(s). Any such communications may be made anonymously. Unsolicited advertisements, invitations to conferences or promotional materials, in the discretion of our Secretary, are not required, however, to be forwarded to the directors. Our board of directors has approved this communication process.

Executive Sessions of Independent Directors

The independent directors serving on our board of directors intend to meet in executive sessions at least four times per year at regularly scheduled meetings of our board of directors. These executive sessions of our board of directors will be presided over by Alice Connell.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our President and Chief Executive Officer is Joseph F. Azrack. Our Chief Financial Officer, Treasurer, and Secretary is Stuart A. Rothstein. For Mr. Azrack’s biography, please see “Election of Directors—Information Regarding the Nominees for Re-Election as Directors.” The following sets forth the biographical information for Mr. Rothstein as of March 30, 2011.

Stuart A. Rothstein, 45, has been our Chief Financial Officer, Secretary and Treasurer since September 2009. He is also a Vice President and a member of the Investment Committee of our Manager. Mr. Rothstein was previously Co-Managing Partner of Four Corners Properties, a real estate investment company formed with a former colleague, which acquired over $200 million of real estate comprising approximately 1.2 million square feet in Silicon Valley. Prior to Four Corners Properties, from January 2005 to March 2006, Mr. Rothstein served as a Director of KKR Financial Advisors LLC, overseeing all investments in commercial real estate. During his tenure, KKR Financial completed over $600 million in investments across a broad range of commercial real estate loans and securities, including mezzanine debt, B-notes, CMBS, syndicated bank debt and preferred and common equity. Mr. Rothstein also served as acting Chief Financial Officer of KKR Financial Holdings LLC May 2005. From May 2004 to December 2004, Mr. Rothstein was a Director at RBC Capital Markets, where he was responsible for the West Coast Real Estate Investment Banking practice. From August 2002 to March 2004, Mr. Rothstein was an Executive Vice President and Chief Financial Officer of the Related Capital Company, also serving as Chief Financial Officer for three then publicly traded operating companies, Centerline Capital Group (formerly CharterMac), American Mortgage Acceptance Company and Aegis Realty. From 1994 to 2001, Mr. Rothstein worked in various finance positions for Spieker Properties, including as its Chief Financial Officer from September 1999 to July 2001. Mr. Rothstein graduated from Pennsylvania State University with a BS in Accounting and Stanford University with an MBA.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview

We have no employees. We are managed by ACREFI Management, LLC, our Manager, pursuant to our Management Agreement. Under the Management Agreement, we pay our Manager the management fees described in “Certain Relationships and Related Transactions.” We do not have agreements with any of our executive officers or any employees of our Manager with respect to their cash compensation. Our named executive officers, Messrs. Azrack and Rothstein, are employees of our Manager or one of its affiliates and do not receive cash compensation from us for serving as our executive officers. However, under the terms of the Management Agreement, we do reimburse our Manager or its affiliates for our allocable share of the compensation, including annual base salary, bonus and any related withholding taxes and employee benefits, paid to Mr. Rothstein, our Chief Financial Officer, based on the percentage of his time spent managing our affairs. For the year ended December 31, 2010, the amount of Mr. Rothstein’s total compensation allocable to us was $304,000. We do not determine the compensation payable to Mr. Rothstein by our Manager. Our Manager or its affiliates, in their discretion, determine the levels of base salary and cash incentive compensation earned by our executive officers. Our Manager or its affiliates also determine whether and to what extent our executive officers will be provided with pension, deferred compensation and other employee benefits plans and programs.

Equity Compensation

Our Compensation Committee may, from time to time, grant equity-based awards designed to align the interests of personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement with those of our stockholders, by allowing such personnel to share in the creation of value for our stockholders through stock appreciation and dividends. These equity-based awards are generally subject to time-based vesting requirements designed to promote retention and to achieve strong performance for our Company. These awards further provide flexibility to us in our ability to enable our Manager to attract, motivate and retain talented individuals at our Manager. We have adopted the 2009 Equity Incentive Plan, which provides for the issuance of equity-based awards, including stock options, stock appreciation rights, restricted shares of Common Stock, restricted stock units, unrestricted stock awards and other awards based on our Common Stock. Restricted shares of Common Stock and other equity awards issued to our independent directors in respect of their annual retainer fees are also issued under this plan.

Our board of directors has delegated its administrative responsibilities under the 2009 Equity Incentive Plan to our Compensation Committee. In its capacity as plan administrator, the Compensation Committee has the authority to make awards to eligible directors and officers, employees and other personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, and to determine what form the awards will take and the terms and conditions of the awards. Our Compensation Committee has not adopted a formal equity incentive compensation program for 2011.

Restricted Shares of Common Stock Granted at IPO

Our named executive officers each received a grant of restricted shares of Common Stock upon the completion of our initial public offering that vests in equal installments on the first business day of each fiscal quarter over a three year period. See “Grants of Plan-Based Awards” table. The final vesting period is scheduled for October 1, 2012. Upon the declaration of a dividend payable to holders of shares of our Common Stock, our directors and executive officers will receive dividend payments from the restricted shares of Common Stock they hold to the same extent, and in the same per share amounts, as other holders of our Common Stock. The number of restricted shares of Common Stock granted was determined by our Manager and was approved prior to our initial public offering by our then-sole stockholder, Apollo Principal Holdings I, L.P., and our then directors, Joseph F. Azrack, Henry R. Silverman and Eric L. Press.

Conversion of Restricted Shares of Common Stock to Restricted Stock Units

During 2010, our board of directors resolved to exchange certain unvested grants of restricted shares of Common Stock for restricted stock units and we entered into restricted stock unit award agreements (collectively, the “Award Agreements”) with each of our named executive officers and certain personnel of our Manager and its affiliates. Pursuant to the Award Agreements, Mr. Azrack forfeited 31,250 restricted shares of Common Stock and received, in exchange, a grant of 31,250 restricted stock units pursuant to our 2009 Equity Incentive Plan and Mr. Rothstein forfeited 16,667 restricted shares of Common Stock and received, in exchange, a grant of 16,667 restricted stock units pursuant to our 2009 Equity Incentive Plan. Including Award Agreements entered into by personnel of our Manager and its affiliates, an aggregate of 118,959 restricted shares of Common Stock were forfeited in exchange for an equivalent number of restricted stock units. The restricted stock units granted by the Award Agreements to our named executive officers and certain personnel of our Manager and its affiliates vest on a quarterly schedule in the same manner as the forfeited shares of restricted Common Stock over a period of three years from the date of the original grant of the restricted Common Shares. In addition, the Award Agreements grant recipients the right to receive, with respect to each restricted stock unit, within the first 30 days of the succeeding fiscal year, cash in an amount equal to the cash dividend distributions paid during the fiscal year in the ordinary course on a share of our Common Stock. Following the expiration of the final vesting period, we will deliver shares of non-restricted Common Stock to the applicable named executive officers and personnel of our Manager and its affiliates. Please see “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a description of restricted stock units.

Compensation Committee Report

The Compensation Committee evaluates and establishes equity award compensation for personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement and administers our 2009 Equity Incentive Plan. The Compensation Committee consults with our Manager when recommending to the board of directors the level of grants under our 2009 Equity Incentive Plan to be payable to the personnel of our Manager and its affiliates. While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Mark C. Biderman, Chairman

Douglas D. Abbey

Michael E. Salvati

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by our named executive officers in the 2010 and 2009 fiscal years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)(2)	Bonus ($)(2)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Joseph F. Azrack,	2010	$—	$—	$—	$—	$—
President and	2009	—	—	56,219	—	56,219
Chief Executive Officer

Stuart A. Rothstein,	2010	149,000	155,000	—	—	304,000
Chief Financial Officer, Treasurer and Secretary	2009	102,221	438,181	29,983	—	570,385

(1)	Amounts in this column represent compensation costs recognized by us for awards of restricted shares of Common Stock based upon the fair value as of the grant date of such awards determined pursuant to FASB ASC Topic 718. Effective as of March 23, 2010, we entered into Award Agreements with our named executive officers to exchange certain prior grants of unvested restricted shares of Common Stock for restricted stock units. Please see “Conversion of Restricted Shares of Common Stock to Restricted Stock Units” and “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for descriptions of the conversion of the restricted shares of Common Stock to restricted stock units, and the restricted stock units, respectively.
(2)	Mssrs. Azrack and Rothstein are employees of our Manager and are not paid compensation by us. Amounts in the columns entitled “Salary”, “Bonus” and “All Other Compensation” for Mr. Rothstein represent the allocable share of the salary and bonus which is allocable to us based on the percentage of time he spent managing our affairs which we reimbursed to our Manager or its officers.

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted to our named executive officers during the fiscal year ended December 31, 2010.

Grants of Plan Based Awards for 2010

	Grant Date	Date of Board of Director Action	All Other Stock Awards: Number of Shares of Stock or Units (#)(1)	Grant Date Fair Value of Stock and Option Awards(2) ($)
Joseph F. Azrack	3/23/2010	3/10/2010	31,250	$500,625
Stuart A. Rothstein	3/23/2010	3/10/2010	16,667	267,005

(1)	Effective as of March 23, 2010, we entered into Award Agreements with our named executive officers to exchange certain prior grants of unvested restricted shares of Common Stock for restricted stock units. Please see “Conversion of Restricted Shares of Common Stock to Restricted Stock Units” and “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for descriptions of the conversion of the restricted shares of Common Stock to restricted stock units, and the restricted stock units, respectively.
(2)	Amounts in this column represent the aggregate value of the stock awards granted in 2010 based upon the fair value as of the grant date of such awards determined pursuant to FASB ASC Topic 718.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth certain information with respect to all outstanding equity-based awards held by each named executive officer at the end of the fiscal year ended December 31, 2010.

	Stock Awards
Names	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)
Joseph F. Azrack	25,000	$408,750
Stuart A. Rothstein	13,337	218,060

(1)	Includes restricted shares of Common Stock awards granted in September 2009, which vest quarterly in equal installments beginning January 1, 2010 and continuing until October 1, 2012. Effective as of March 23, 2010, we entered into Award Agreements with our named executive officers to exchange certain prior grants of unvested restricted shares of Common Stock for restricted stock units. Please see “Conversion of Restricted Shares of Common Stock to Restricted Stock Units” and “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for descriptions of the conversion of the restricted shares of Common Stock to restricted stock units, and the restricted stock units, respectively.
(2)	Based on the closing price of our Common Stock on the last business day of the fiscal year ended December 31, 2010—$16.35.

Option Exercises and Stock Vested

No stock options have been granted by the Company to date. The following table summarizes certain information regarding stock awards vested with respect to the named executive officers during the fiscal year ended December 31, 2010.

	Stock Vested in 2010
	Stock Awards
Name	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(1)(2)
Joseph F. Azrack	12,500	$214,594	(3)
Stuart A. Rothstein	6,667	114,456	(4)

(1)	This value includes the value of vested restricted stock units for which the distribution of shares of Common Stock is currently deferred. The restricted stock units vest on a quarterly schedule over a period of time. Following the expiration of the final vesting period, the Company will deliver shares of non-restricted Common Stock to the applicable named executive officers. Please see “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for a more detailed description of the restricted stock units.
(2)	The Value Realized on Vesting column reflects the aggregate value realized with respect to all stock awards that vested in fiscal year 2010. The value realized in connection with each vesting of stock awards is calculated as the number of shares or number of shares underlying a restricted stock unit award vested multiplied by the closing price of the Company’s common stock on the vesting date. The value realized amounts are calculated in accordance with the rules and regulations of the SEC and may not reflect the amounts ultimately realized by the named executive officer.
(3)	The receipt of 6,250 shares of Common Stock is currently deferred. The aggregate value of such deferred shares was $102,344.
(4)	The receipt of 3,334 shares of Common Stock is currently deferred. The aggregate value of such deferred shares was $54,586.

Pension Benefits

Our named executive officers received no benefits in fiscal year 2010 from us under defined pension or defined contribution plans.

Nonqualified Deferred Compensation

Our Company does not have a nonqualified deferred compensation plan that provides for deferral of compensation on a basis that is not tax-qualified for our named executive officers.

Potential Payments Upon Termination or Change in Control

Our named executive officers are employees of our Manager or its affiliates and therefore we generally have no obligation to pay them any form of compensation upon their termination of employment, except with respect to the restricted stock award agreements entered into between such named executive officers and our Company at the time of our initial public offering and the Award Agreements. These agreements provide that any unvested portion of the award shall be immediately and irrevocably forfeited upon a termination of the employment of the named executive officer by the Manager; including, a termination of employment due to such officer’s resignation, discharge, death or retirement.

In addition, the 2009 Equity Incentive Plan provides that, in the event of a “change in control” (as such term is defined in our 2009 Equity Incentive Plan), the Compensation Committee shall take any such action as in its discretion it shall consider necessary to maintain each grantee’s rights under the 2009 Equity Incentive Plan (including under grantee’s applicable award agreement) so that such grantee’s rights are substantially proportionate to the rights existing prior to such event, including, without limitation, adjustments in the number of shares, options or other awards granted, the number and kind of shares or other property to be distributed in respect of any options or rights previously granted under the plan, and the exercise price, purchase price, and performance-based criteria established in connection with any grants (to the extent consistent with Section 162(m) of the Internal Revenue Code of 1986, as amended, as applicable).

2009 Equity Incentive Plan and Other Matters

We have adopted the 2009 Equity Incentive Plan to provide incentive compensation to attract and retain qualified directors, officers, advisors, consultants and other personnel, including our Manager and affiliates and personnel of our Manager and its affiliates, and any joint venture affiliates of ours. The 2009 Equity Incentive Plan is administered by the Compensation Committee. The 2009 Equity Incentive Plan permits the granting of stock options, restricted shares of Common Stock, phantom shares, dividend equivalent rights and other equity-based awards.

Administration

The Compensation Committee has the full authority to administer and interpret the 2009 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of directors, officers, advisors, consultants and other personnel, personnel of our Manager and its affiliates who support our Manager in providing services to us under our Management Agreement, and any joint venture affiliates of ours to receive an award, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the 2009 Equity Incentive Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the 2009 Equity Incentive Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the 2009 Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The 2009 Equity Incentive Plan is administered by the Compensation Committee, which consists of three non-employee directors, each of whom is, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director, and will, at such times as we are subject to Section 162(m) of the Internal Revenue Code and intend that grants be exempt from the restriction of Section 162(m), qualify as an outside director for purposes of Section 162(m) of the Internal Revenue Code, or if no committee exists, the board of directors.

Available shares

Our 2009 Equity Incentive Plan provides for grants of restricted shares of Common Stock and other equity-based awards up to an aggregate of 7.5% of the issued and outstanding shares of our Common Stock on a fully diluted basis (assuming, if applicable, the exercise of all outstanding options and the conversion of all warrants and convertible securities into shares of Common Stock). If an option or other award granted under the 2009 Equity Incentive Plan expires or terminates, the shares subject to any portion of the award that expires, forfeits or terminates without having been exercised or paid, as the case may be, will again become available for the issuance of additional awards. Unless previously terminated by our board of directors, no new award may be granted under the 2009 Equity Incentive Plan after the tenth anniversary of the earlier of the date that such plan was initially approved by (i) our board of directors or (ii) our stockholders. No award may be granted under our 2009 Equity Incentive Plan to any person who, assuming exercise of all options and payment of all awards held by such person would own or be deemed to own more than 9.8% of the outstanding shares of our Common Stock.

Awards Under the Plan

Stock Options. The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Restricted Shares of Common Stock. A restricted share award is an award of shares of Common Stock that is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. Grants of restricted shares of Common Stock will be subject to vesting schedules as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. Unless otherwise stated in the applicable award agreement, a participant granted restricted shares of Common Stock has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the restricted shares of Common Stock. Although dividends may be paid on restricted shares of Common Stock, whether or not vested, at the same rate and on the same date as on shares of our Common Stock, holders of restricted shares of Common Stock are prohibited from selling such shares until they vest.

Phantom Shares. Phantom shares, when issued, will reduce the number of shares available for grant under the 2009 Equity Incentive Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of Common Stock, or if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant or the Compensation Committee, as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the phantom shares installments over a period not to exceed ten years.

Dividend Equivalents. A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Restricted Stock Units. Restricted stock units represent a promise to pay shares of our Common Stock upon the completion of a service-based vesting period. Dividend equivalents are earned during the vesting period, and paid in the year following the year to which they relate.

Other share-based awards. The 2009 Equity Incentive Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock and share appreciation rights), subject to terms and conditions established at the time of grant.

Change in control

Upon a change in control (as defined in the 2009 Equity Incentive Plan), the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the change in control, but only if the Compensation Committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments).

Other changes

Our board of directors may amend, alter, suspend or discontinue the 2009 Equity Incentive Plan but cannot take any action that would materially impair the rights of a participant’s existing grants without the participant’s consent unless necessary for compliance with applicable law or legislation or to meet the requirements of any accounting standard or to correct an administrative error. To the extent necessary and desirable (including, as required by law or any stock exchange rules), the board of directors must obtain approval of our stockholders for any amendment that would other than through adjustment as provided in the 2009 Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under the 2009 Equity Incentive Plan; or change the class of officers, directors, employees, consultants and advisors eligible to participate in the 2009 Equity Incentive Plan.

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, executive officers and holders of more than 10% of the outstanding shares of Common Stock (“10% Holders”) to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of ARI. Directors, executive officers and 10% Holders are required by the SEC’s regulations to furnish us with copies of all Section 16(a) forms and amendments thereto filed during any given year.

Based on the review of copies of the Section 16(a) reports and amendments thereto furnished to us and written representations from our directors, executive officers and 10% Holders that no other reports were required to be filed, we believe that for the year ended December 31, 2010 our directors, executive officers and 10% Holders complied with all Section 16(a) filing requirements applicable to them.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of the Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

Management Agreement

In connection with our initial public offering in September 2009, we entered into our Management Agreement with our Manager, which describes the services to be provided by our Manager and its compensation for those services. Our business is managed by our Manager, subject to the supervision and oversight of our board of directors, which has established investment guidelines for our Manager to follow in its day-to-day management of our business.

Pursuant to the terms of our Management Agreement, our Manager is paid a base management fee equal to 1.5% of per annum of our stockholders’ equity (as defined in our Management Agreement), calculated and payable (in cash) quarterly in arrears.

The initial term of our Management Agreement expires on September 29, 2012 (the third anniversary of the closing of our initial public offering), and it is automatically renewed for one-year terms on each anniversary thereafter. Following the initial term, our Management Agreement may be terminated upon the affirmative vote of at least two-thirds of the Company’s independent directors, based upon (1) unsatisfactory performance by our Manager that is materially detrimental to the Company or (2) a determination that the management fee payable to our Manager is not fair, subject to our Manager’s right to prevent such a termination based on unfair fees by accepting a mutually acceptable reduction of management fees agreed to by at least two-thirds of the Company’s independent directors. The Manager must be provided with written notice of any such termination at least 180 days prior to the expiration of the then existing term and will be paid a termination fee equal to three times the sum of the average annual base management fee during the 24-month period immediately preceding the date of termination, calculated as of the end of the most recently completed fiscal quarter prior to the date of termination.

For the period ended December 31, 2010, the Company incurred approximately $3,339,000 in base management fees. In addition to the base management fee, the Company is also responsible for reimbursing the Manager for certain expenses paid by the Manager on behalf of the Company or for certain services provided by the Manager to the Company. For the year ended December 31, 2010, the Company recorded expenses totaling approximately $1,920,000 related to reimbursements for certain expenses paid by the Manager on behalf of the Company. At December 31, 2010, the Company had recorded a due to affiliate liability in the amount of approximately $683,000 for base management fees incurred but not yet paid. In addition, the Company has recorded a contingent liability in the amount of $8,000,000 for underwriting fees paid by the Manager on behalf of the Company.

As part of our initial public offering, our underwriters did not receive any payment directly from us for the underwriting fee equal to 5% of the gross proceeds raised or $10.0 million in total. Our Manager paid the underwriters $8.0 million and our underwriters agreed to forego the receipt of $2.0 million. Pursuant to the Management Agreement, we have agreed to pay $8.0 million to our Manager, if during any period of four consecutive calendar quarters during the 16 full calendar quarters after the consummation of the initial public offering our Core Earnings (as defined in the Management Agreement) for any such four-quarter period exceeds an 8% Performance Hurdle Rate (as defined in the Management Agreement).

Registration Rights Agreement

We entered into a registration rights agreement with Apollo Principal Holdings I, L.P. and ACREFI Co-Investors, L.P., with respect to the Common Stock owned by such entities purchased in concurrent private placements upon the completion of our initial public offering in September 2009. Pursuant to the registration rights agreement, we granted to certain affiliates of our Manager (1) unlimited demand registration rights to have the shares purchased by them in the concurrent private placement registered for resale, and (2) in certain circumstances, the right to “piggy-back” these shares in registration statements we might file in connection with any future public offering. These registration rights with respect to our Common Stock are currently applicable. Notwithstanding the foregoing, any registration will be subject to cutback provisions, and we will be permitted to suspend the use, from time to time, of the prospectus that is part of the registration statement (and therefore suspend sales under the registration statement) for certain periods, referred to as “blackout periods.”

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the Record Date regarding the beneficial ownership of our Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) the named executive officers, (iii) our directors and (iv) all of our directors and executive officers as a group.

	Common Stock Beneficially Owned
Name and Business Address(1)	Common Stock	Total	Percent of Class
Directors and Officers
Joseph F. Azrack(2)(3)	29,994	29,994	*
Stuart A. Rothstein(2)(3)	13,333	13,333	*
Mark C. Biderman(2)(3)	5,000	5,000	*
Alice Connell(2)(3)	7,091	7,091	*
Douglas D. Abbey(2)(3)	17,366	17,366	*
Michael E. Salvati(2)(3)	7,091	7,091	*
Henry R. Silverman(2)	—	—	*
Eric L. Press(2)	—	—	*
All directors and executive officers as a group (8 persons)	79,875	79,875	0.46%

OppenheimerFunds, Inc.(4)	1,036,780	1,036,780	5.91%

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.
(1)	The business address of each director and Named Executive Officer is c/o Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019.
(2)	Each director and Named Executive Officer has sole voting and investment power with respect to these shares, except that: (a) Mr. Abbey has indirect beneficial ownership of 10,000 shares held by Abbey Charitable Remainder Unitrust dated 12/9/03, voting control over which Mr. Abbey shares with his spouse; (b) Mr. Abbey has indirect beneficial ownership of 275 shares held by his daughter, to which Mr. Abbey disclaims beneficial ownership; (c) Mr. Rothstein has indirect beneficial ownership of 5,000 shares which are held by Mr. Rothstein and his spouse as community property, voting control over which Mr. Rothstein shares with his spouse; (d) Mr. Rothstein has indirect beneficial ownership of 5,000 shares held by Stuart and Michelle Rothstein Living Trust, voting control over which Mr. Rothstein shares with his spouse; and (e) Mr. Azrack has indirect beneficial ownership of 25,000 shares which are held by Mr. Azrack and his spouse as joint tenants, voting control over which Mr. Azrack shares with his spouse.
(3)	Includes unvested restricted shares of Common Stock granted to our directors and officers pursuant to our 2009 Equity Incentive Plan as follows: (a) Mr. Salvati—4,486 restricted shares of Common Stock; (b) Mr. Abbey—4,486 restricted shares of Common Stock; (c) Ms. Connell—4,486 restricted shares of Common Stock and (d) Mr. Biderman—4,584 restricted shares of Common Stock. Effective as of March 23, 2010, we entered into Award Agreements with our named executive officers to exchange certain prior grants of unvested restricted shares of Common Stock for restricted stock units. Please see “Conversion of Restricted Shares of Common Stock to Restricted Stock Units” and “2009 Equity Incentive Plan and Other Matters—Awards Under the Plan” for descriptions of the conversion of the restricted shares of Common Stock to restricted stock units, and the restricted stock units, respectively.
(4)	On its Schedule 13G filed with the SEC on February 10, 2011, OppenheimerFunds, Inc. reported shared voting power with respect to 1,036,780 shares of Common Stock beneficially owned by it and shared dispositive power of such shares. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 5.91%, which does not include any shares issued or repurchased since such percentage was calculated for purposes of the Schedule 13G.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2012 annual meeting of stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than December 1, 2011 and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our Bylaws currently provide that any stockholder intending to nominate a director or present a stockholder proposal of other business for consideration at the 2012 annual meeting of stockholders, but not intending for such a nomination or proposal to be considered for inclusion in the Company’s proxy statement and proxy card relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must notify us in writing no earlier than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the immediately preceding annual meeting of stockholders; provided, however, that in the event that the annual meeting with respect to which such notice is to be tendered is not held within 30 days before or after the anniversary of the date of the preceeding year’s annual meeting of stockholders, to be timely, notice by the stockholder must be received no later than the 150th day and not later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the immediately preceding annual meeting of stockholders, as originally convened, or the close of business on the tenth day following the day on which public announcement of the date of such meeting is first made. Accordingly, to submit a director candidate for consideration for nomination at our 2012 annual meeting of stockholders, stockholders must submit the recommendation, in writing, by December 1, 2011, but in no event earlier than November 1, 2011.

Any such nomination or proposal should be sent to Stuart A. Rothstein, our Chief Financial Officer, Treasurer and Secretary, at Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019 and, to the extent applicable, must include the information and other materials required by our Bylaws.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise.

If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Apollo Commercial Real Estate Finance, Inc., 9 West 57th Street, 43rd Floor, New York, New York 10019, Attn: Stuart A. Rothstein, our Chief Financial Officer, Treasurer and Secretary or by calling our investor relations at (212) 515-3200. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us as specified above or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the internet and by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND THE NYSE), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER. REQUESTS SHOULD BE DIRECTED TO STUART A. ROTHSTEIN, OUR CHIEF FINANCIAL OFFICER, TREASURER AND SECRETARY, AT APOLLO COMMERCIAL REAL ESTATE FINANCE, INC., 9 WEST 57TH STREET, 43RD FLOOR, NEW YORK, NEW YORK 10019.

By Order of the Board

Stuart A. Rothstein

Chief Financial Officer, Treasurer and Secretary

New York, New York

March 30, 2011

Shareowner ServicesSM P.O. Box 64945 St. Paul, MN 55164-0945

COMPANY #

Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week

Your phone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/ari Use the Internet to vote your proxy until 12:00 p.m. (CT) on May 3, 2011.

PHONE – 1-800-560-1965 Use a touch-tone telephone to vote your proxy until 12:00 p.m. (CT) on May 3, 2011.

MAIL – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by internet or by telephone, you do NOT need to mail back your proxy card.

TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW,

SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.

ò Please detach here ò

The Board of Directors Recommends a Vote “FOR” Items 1, 2 and 3 and “3 YEARS” for Item 4.

1.	Election of	01 Douglas D. Abbey	04 Alice Connell	06 Michael Salvati	☐	Vote FOR all nominees	☐	Vote WITHHELD
	directors:	02 Joseph F. Azrack	05 Eric L. Press	07 Henry R. Silverman		(except as marked)		from all nominees
03 Mark C. Biderman

(Instructions: To withhold authority to vote for any indicated nominee, write the number(s) of the nominee(s) in the box provided to the right.)

2.	Ratification of the appointment of Deloitte & Touche LLP as Apollo Commercial Real Estate Finance, Inc.’s independent registered public accounting firm for the fiscal year ending December 31, 2011.			☐	For	☐	Against	☐	Abstain

3.	Approval, on an advisory basis, of the compensation of Apollo Commercial Real Estate Finance, Inc.’s named executive officers as described in the 2011 Proxy Statement.			☐	For	☐	Against	☐	Abstain

The Board of Directors recommends a vote for 3 years:

4.	Approval, on an advisory basis, of the frequency of future stockholder advisory votes on the compensation of Apollo Commercial Real Estate Finance, Inc.’s named executive officers.	☐	3 Years	☐	2 Years	☐	1 Year	☐	Abstain

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” ITEMS 1, 2 AND 3 AND “3 YEARS” FOR ITEM 4.

Address Change? Mark box, sign, and indicate changes below:        ☐

Date

Signature(s) in Box

Please sign exactly as your name(s) appears on the proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the proxy.

APOLLO COMMERCIAL REAL ESTATE FINANCE, INC.

ANNUAL MEETING OF STOCKHOLDERS

Wednesday, May 4, 2011

12:00 p.m.

Offices of Clifford Chance US LLP

31 West 52nd St.

New York, New York 10019

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to

be held May 4, 2011. The Proxy Statement and our 2010 Annual Report to Stockholders are available at:

http://www.shareholdermaterial.com/ari

Apollo Commercial Real Estate Finance, Inc. 9 West 57th St., 43rd Floor New York, New York 10019	proxy

This proxy is solicited by the Board of Directors for use at the Annual Meeting on May 4, 2011.

The shares of stock you hold in your account or in a dividend reinvestment account, if applicable, will be voted as you specify on the reverse side.

If no choice is specified, the proxy will be voted “FOR” Items 1, 2 and 3 and “3 YEARS” for Item 4.

By signing the proxy, you revoke all prior proxies and appoint Joseph F. Azrack and Stuart A. Rothstein, and each of them with full power of substitution, to vote your shares on the matters shown on the reverse side as indicated above and in the discretion of the proxy holders on any other matters that may properly be brought before the Annual Meeting or any adjournment or postponement thereof. By signing the proxy, you acknowledge receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by response.

See reverse for voting instructions.

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